SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
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[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

VIRCO MFG. CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Virco Mfg. Corporation

2027 Harpers Way, Torrance, California 90501

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2001

       The Annual Meeting of Stockholders of Virco Mfg. Corporation, a Delaware corporation, will be held at 2:00 p.m. on Tuesday, June 12, 2001 at 2027 Harpers Way, Torrance, California, for the following purposes:

1. To elect three directors to serve until the 2004 Annual Meeting of Stockholders and until their successors are elected and qualified; and

2. To transact such other business as may properly come before the meeting.

      The Board of Directors has fixed the close of business on April 27, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments and postponements thereof.

      Whether or not you expect to attend the meeting, please date, sign and return the enclosed proxy. If you attend the meeting, you may vote in person whether or not you have returned a proxy.

By Order of the Board of Directors

Robert E. Dose, Secretary

Torrance, California

May 14, 2001

Virco Mfg. Corporation

2027 Harpers Way, Torrance, California 90501

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS, JUNE 12, 2001

GENERAL INFORMATION

      This Proxy Statement is being mailed to stockholders of Virco Mfg. Corporation, a Delaware corporation (the “Company”), on or about May 14, 2001 in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 12, 2001 at 2:00 p.m. at 2027 Harpers Way, Torrance, California and any and all adjournments and postponements thereof.

      The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by the Company. Proxies may be solicited in person or by telephone or telegraph by personnel of the Company who will not receive any additional compensation for such solicitation. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

RECORD DATE AND VOTING

      The close of business on April 27, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. On that date there were 11,225,592 shares of the Company’s Common Stock, par value $.01 per share, outstanding. All voting rights are vested exclusively in the holders of the Company’s Common Stock. Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders, except that as to the election of directors, stockholders may cumulate their votes. Because three directors are to be elected, cumulative voting means that each stockholder may cast a number of votes equal to three times the number of shares actually owned. That number of votes may be cast for one nominee, divided equally among the three nominees or divided among the nominees in any other manner. The proxy holders will have authority, in their discretion, to vote cumulatively for less than all of the nominees.

      In all matters other than the election of directors, the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter would be the act of the stockholders. Directors will be elected by a plurality of the votes of the Common Stock present in person or represented by proxy. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. Broker non-votes are not counted for the purpose of determining the votes cast on a proposal.

      Proxies will be voted for management’s nominees for election as directors and in accordance with the recommendations of the Board of Directors contained in the Proxy Statement, unless the stockholder otherwise directs in his proxy. Where the stockholder has appropriately directed how the proxy is to be voted, it will be voted according to his direction. Any stockholder has the power to revoke his proxy at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary of the Company, or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the meeting and elects to vote the shares represented thereby in person.

SECURITY OWNERSHIP

Shares Owned By Management and Principal Stockholders

      The following table sets forth information as of April 30, 2001 (unless otherwise indicated) relating to the beneficial ownership of the Company’s Common Stock (i) by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, (ii) by each director or nominee of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table below and (iv) by all officers and directors of the Company as a group. The number of shares beneficially owned is deemed to include shares of Common Stock in which the persons named have or share either investment or voting power. Unless otherwise indicated, the mailing address of each of the persons named is 2027 Harpers Way, Torrance, California 90501.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)	Class

Bruce S. Sherman/ Gregg J. Powers(2)	1,272,152	11.3%

Dimensional Fund Advisors Inc.(3)	813,004	7.2

U.S. Trust Company, National Association(4)	596,535	5.3

Robert A. Virtue(5)	340,672	3.0
Chairman of the Board of Directors, President, Chief Executive Officer

Douglas A. Virtue	458,258	4.1
Director, Executive Vice President

Donald S. Friesz	85,938	(6)
Director

Robert K. Montgomery	0	(6)
Director

George W. Ott	9,834	(6)
Director

Glen D. Parish	13,287	(6)
Director, Vice President, General Manager

Donald A. Patrick	46,001	(6)
Director

John H. Stafford	11,656	(6)
Director

James R. Wilburn	13,834	(6)
Director

W. Dale Nutter	12,481	(6)
Former Vice President, Commercial Sales Group

Robert E. Dose	36,247	(6)
Vice President Finance, Secretary, Treasurer

Robert J. Mills	35,393	(6)
Vice President, Engineering and Product Development

All executive officers and directors as a group (15 persons)	1,127,541	9.8

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. For purposes of this table, a person is deemed to have “beneficial ownership” as of a given date of any security that such person has the right to acquire within 60 days after such date. Amounts for Messrs. Robert Virtue, Douglas Virtue, Friesz, Montgomery, Ott, Parish, Patrick, Stafford, Wilburn, Nutter, Dose, Mills, and all executive officers and directors as a group, include 75,079, 26,362, 19,548, 0, 907, 7,503, 5,984, 5,984, 5,984, 9,317 28,084, 28,084, and 262,483 shares issuable upon exercise of options, respectively, and 7,563, 6,024, 0, 0, 0, 3,796, 0, 0, 0,

3,164, 5,260, 3,610, and 37,681 shares held under the Company’s Employee Stock Ownership Plan as of December 31, 2000, respectively.

(2)	As of February 15, 2001, according to public filings. Bruce S. Sherman is Chairman of Private Capital Management, Inc. (“PCM”) and Gregg J. Powers is President of PCM. In these capacities, Messrs. Sherman and Powers exercise shared dispositive and voting power with respect to 843,682 shares held by PCM’s clients and managed by PCM. Messrs. Sherman and Powers are also general partners of SPS Partners, L.P. (“SPS”), the investment advisor for Entrepreneurial Value Fund, L.P. (“EVF”). In this capacity, Messrs. Sherman and Powers exercise shared dispositive and voting power with respect to the 401,500 shares held by EVF. Mr. Sherman has sole dispositive and voting power with respect to 26,970 shares. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by EVP and by PCM’s clients and disclaim the existence of a group. The address for Messrs. Sherman and Powers is 3003 Tamiami Trail N., Naples, Florida 34103.

(3)	As of February 2, 2001, according to public filings. Dimensional Fund Advisors Inc. (“Dimensional”), a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager to certain other commingled group trusts and separate accounts (these investment companies, trusts and accounts are the “Funds”). In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares of the Company’s Common Stock that are owned by the Funds. Dimensional disclaims beneficial ownership of such shares. Dimensional’s principal business address is 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401.

(4)	As of January 31, 2001, according to information provided to the Company. In its most recent available public filing, U.S. Trust Company, National Association (“U.S. Trust”) states that it has shared investment and dispositive power with respect to all of these shares. U.S. Trust’s principal business address is 515 S. Flower Street #2800, Los Angeles, California 90501.

(5)	Does not include 1,353,494 shares owned beneficially by Mr. Robert Virtue’s adult children, including Mr. Douglas Virtue, as to which Mr. Robert Virtue disclaims beneficial ownership.

(6)	Less than 1%.

      All information with respect to beneficial ownership of the shares referred to above is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to the Company by such beneficial owners.

      Douglas Virtue is Robert Virtue’s son. The total number of shares beneficially owned by Mr. Robert Virtue, his brothers Raymond W. Virtue and Richard J. Virtue, his sister, Nancy Virtue Cutshall, their children and their mother, Mrs. Julian A. Virtue, aggregate 5,590,948 shares or 46.6% of the total shares of Common Stock outstanding.

      Robert A. Virtue, Richard J. Virtue, Raymond W. Virtue, Nancy Virtue Cutshall and certain of their respective spouses and children (the “Stockholders”) and the Company have entered into an agreement with respect to certain shares of the Company’s Common Stock received by the Stockholders as gifts from their father, Julian A. Virtue, including shares received in subsequent stock dividends in respect of such shares. Under the agreement, each Stockholder who proposes to sell any of such shares is required to provide the remaining Stockholders notice of the terms of such proposed sale. Each of the remaining Stockholders is entitled to purchase any or all of such shares on the terms set forth in the notice. Any shares not purchased by such remaining Stockholders may be purchased by the Company on such terms. The agreement also provides for a similar right of first refusal in the event of the death or bankruptcy of a Stockholder, except that the purchase price for the shares is to be based upon the then prevailing sales price of the Company’s Common Stock on the American Stock Exchange.

Compliance with Section 16 of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than 10% of any equity security of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based solely on a review of the copies of the forms that the Company received, the Company believes that all such forms required during the fiscal year ended January 31, 2001 were filed on a timely basis.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Certificate of Incorporation of the Company provides for the division of the Board of Directors into three classes as nearly equal in number as possible. In accordance with the Certificate of Incorporation, the Board of Directors has nominated Douglas A. Virtue, George W. Ott and John H. Stafford (each of whom is currently a director) to serve as directors in Class I of the Board of Directors with a term expiring in 2004.

      It is intended that the proxies solicited by this Proxy Statement will be voted in favor of the election of Messrs. Douglas A. Virtue, Ott and Stafford, unless authority to do so is withheld. Should any of such nominees be unable to serve as a director or should any additional vacancy occur before the election (which events are not anticipated), proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. In the event that any person other than the nominees named below should be nominated for election as a director, the proxies may be voted cumulatively for less than all of the nominees.

      The following table sets forth certain information with respect to each of the three nominees, as well as each of the six continuing directors.

			Director
Name	Age	Principal Occupation	Since

Nominees for Directors Whose Terms Expire in 2004:

Douglas A. Virtue	42	Executive Vice President since December 1997; previously General Manager of the Torrance Division of the Company since 1992	1992

George W. Ott	69	President and Founder of Ott and Hansen since 1976	1994

John H. Stafford	80	Retired since 1983; director of Mossimo, Inc. since October 1996; previously Partner of Main Hurdman, a predecessor of KPMG Peat Marwick (certified public accountants)	1985

Continuing Directors Whose Terms Expire in 2002:

Donald S. Friesz	71	Vice President Sales and Marketing from 1982 to February 1996	1992

Glen D. Parish	63	Vice President since 1999; General Manager of the Conway Division since 1999; previously Vice President of Conway Sales and Marketing	1999

James R. Wilburn	68	Dean of the School of Public Policy, Pepperdine University, since September 1997; previously Dean of the School of Business and Management, Pepperdine University (1982 – 1994); Professor of Business Strategy, Pepperdine University (1994 – 1996); director of First Fidelity Thrift since February 1995; director of JCB Bank since January 1998; director of Olson Company since January 1990	1986

Continuing Directors Whose Terms Expire in 2003:

Robert A. Virtue	68	Chairman of the Board and Chief Executive Officer of the Company since 1990; President of the Company since August 1982	1956

Robert K. Montgomery	62	Partner of Gibson, Dunn & Crutcher LLP law firm since 1971	2000

Donald A. Patrick	76	Vice President and a founder of Diversified Business Resources, Inc. (mergers, acquisitions and business consultants) since 1988	1983

      Each director of the Company serving in 2000 attended at least 75% of the 2000 meetings of the Board of Directors and each committee on which he served. The Board of Directors held six meetings in 2000. Directors who are also officers of the Company or its subsidiaries receive no additional compensation for their services as directors. Other directors received a retainer of $4,500 per quarter, a fee of $1,000 for each Board meeting and a fee of $750 for each committee meeting attended. In 2000, Messrs. Friesz, Montgomery, Ott, Patrick, Stafford and Wilburn each received options to purchase 1,000 shares of Common Stock at $11.38 per share (1,100 shares at $10.34 per share after adjusting for a 10% stock dividend issued in 2000 under the Company’s 1997 Stock Incentive Plan). At the February 2001 meeting of the Board of Directors, the Compensation Committee (i) established a fee of $500 for each telephonic board meeting attended by outside directors, (ii) approved an additional annual retainer of $2,000 per year for Committee chairmen, (iii) increased the annual option grant to outside directors from 1,000 shares to 2,000 shares, and (iv) approved a pension plan for non-employee directors who have served as such for at least 10 years, providing for a series of quarterly payments (equal to the portion paid to non-employee directors for service without regard to attendance at Board meetings or committee service) for such director’s lifetime following the date on which such director ceases to be a director for any reason other than death.

      The Board of Directors has an Audit Committee that in 2000 was composed of Messrs. Friesz, Patrick, Stafford and Wilburn. The Audit Committee held two meetings in 2000. The functions of the Audit Committee include reviewing the financial statements of the Company, the scope of the annual audit by the Company’s independent auditors and the audit reports rendered by such independent auditors. The Audit Committee may also examine and consider other appropriate matters. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which appeared as Appendix A to last year’s proxy statement. As of the date of this proxy statement, each of the Audit Committee members is an “independent director” as defined by the listing standards of the American Stock Exchange.

      The Board of Directors has a Compensation Committee that in 2000 was composed of Messrs. Montgomery, Ott and Patrick. The function of this Committee is to make recommendations to the Board regarding changes in salaries and benefits. The Compensation Committee held one meeting in 2000.

      The Company does not have a nominating committee. The Board of Directors performs the functions that might otherwise be performed by such a committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth the compensation for services rendered in all capacities to the Company and its subsidiaries during the years indicated for the Chief Executive Officer and the other four most highly compensated officers of the Company and one additional person who would have been included as one of the four most highly compensated officers of the Company but for the fact that he was not serving as an officer at the end of the fiscal year:

				Long-Term
				Compensation

				Awards

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Options(3)	Compensation(2)

Robert A. Virtue	2000	$406,162	—	—	$10,000
Chairman of the Board and	1999	378,263	—	1,650	58,000
Chief Executive Officer	1998	349,264	$123,500	—	58,000

W. Dale Nutter	2000	209,091	—	—	6,300
Former Vice President,	1999	138,197	—	—	5,800
Commercial Sales Group	1998	131,669	35,000	—	5,800
(resigned October 2000)

Douglas A. Virtue	2000	199,675	—	—	3,900
Executive Vice President	1999	184,888	—	1,650	3,900
	1998	162,768	46,200	—	3,900

Glen D. Parish	2000	177,856	—	—	2,800
Vice President, General Manager	1999	95,182	—	1,513	2,600
	1998	92,328	30,975	—	2,600

Robert E. Dose	2000	172,242	—	—	4,900
Vice President, Finance,	1999	164,373	—	1,650	4,700
Secretary and Treasurer	1998	133,187	39,200	11,000	4,700

Robert J. Mills	2000	163,617	—	—	2,600
Vice President, Engineering and	1999	140,117	—	1,650	2,700
Product Development	1998	125,687	35,000	11,000	2,700

(1)	Excludes compensation in the form of other personal benefits, which, for each of the executive officers, did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for each year.

(2)	For 2000, consists entirely of amounts representing the value of Company-paid split-dollar premiums under the Management Employees Life Insurance Plan. See “Management Employees Life Insurance Plan” and “Executive Survivorship Life Insurance Plan.” The foregoing amounts represent the actuarial value of the benefit to the executive officers of the current year’s insurance premium paid by the Company in excess of that required to fund the death benefits under the policies.

(3)	Granted pursuant to the Company’s 1993 and 1997 Stock Incentive Plans at the market price of the Common Stock on the date of grant and adjusted for stock dividends and 3 for 2 stock splits.

Aggregated Option Exercises and Year-End Option Values

      Shown below is information relating to the exercise of stock options during 2000 for each executive officer of the Company named in the Summary Compensation Table above:

			Number of Unexercised	Value of Unexercised
			Options at	In-the-Money Options
	Shares Acquired	Value	Fiscal Year-End(2)	at Fiscal Year-End(3)
Name	on Exercise(1)	Realized	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)

Robert A. Virtue	5,500	$50,975	75,079/0	$492,309/0

W. Dale Nutter	18,767	31,375	9,317/0	0/0

Douglas A. Virtue	13,236	102,367	26,362/0	136,779/0

Glen D. Parish	—	—	7,503/10,854	9,180/8,262

Robert E. Dose	—	—	28,084/10,854	43,146/8,262

Robert J. Mills	—	—	28,084/10,854	43,146/8,262

(1)	Options exercised by Messrs. Robert Virtue and Douglas Virtue were retained and added to the shares beneficially owned by such individuals.

(2)	Adjusted for stock dividends.

(3)	Calculated using closing price on January 31, 2001 of $10.00.

Virco Important Performers Plan

      In August 1985, the Board of Directors adopted the Virco Important Performers Plan (the “VIP Plan”), which is an unqualified plan providing additional retirement and death benefits for certain employees identified by the Board of Directors or the committee administering the Plan as contributing materially to the continued growth, development and future business of the Company. The VIP Plan provides that each officer or employee whose annual base salary exceeds $85,000 will be a participant in the Plan. Benefits under the VIP Plan are payable to or on behalf of each participant upon retirement, normally at age 62, or upon death prior to retirement. The Company is funding its obligations under the VIP Plan through the purchase of life insurance policies on the participants.

      During the most recently completed fiscal year, the VIP Plan was amended to provide that vesting for each participant begins immediately upon participation in the VIP Plan. Vesting occurs at 10% for each full year subsequent to such date. Under the VIP Plan, each participant will receive a benefit payable at retirement equal to 50% of the average base salary during the last five years offset by the monthly benefit accrued under the Employees Retirement Plan. Participants with fewer than ten years of participation who retire after reaching age 60 will be entitled to reduced pro rata benefits based on the number of years they have participated in the VIP Plan. In the event of the death of a participant prior to retirement, death benefits are payable for a fifteen-year period to the deceased participant’s beneficiaries.

      The estimated annual benefits payable upon retirement at age 62 for Messrs. Robert Virtue, Nutter, Douglas Virtue, Parish, Dose and Mills are $127,000, $39,000, $50,000, $35,000, $41,000 and $37,000, respectively, assuming that the current compensation of each executive officer remains constant until retirement.

Employees Retirement Plan

      The Employees Retirement Plan of the Company is a non-contributory, defined benefit retirement plan governed by the Employee Retirement Income Security Act of 1974. With limited exceptions, all employees of the Company and its participating subsidiaries (including executive officers) are eligible to participate provided they meet certain service requirements. Benefits are paid to or on behalf of each participant upon retirement, normally at age 65, and under certain circumstances upon death. Benefits under the Plan are credited to the employee each year based upon years of service and remuneration during such year of service.

      Retirement benefits vest partially after three years of service and fully after seven years of service, or upon the participant’s 65th birthday. Benefits payable under the Plan are adjusted to reflect the form of payment elected by the participant. The following table shows the annual pension benefits for retirement at age 65 which would be payable to retiring employees with representative earnings and years of service:

PENSION PLAN TABLE

Assumed	Years of Service(1)(2)
Average
Compensation(3)	10	20	30

$ 25,000	$2,260	$4,520	$6,780

50,000	4,760	9,520	14,280

75,000	7,260	14,520	21,780

100,000	9,760	19,520	29,280

125,000	12,260	24,520	36,780

150,000	14,760	29,520	44,280

175,000	15,760	31,519	47,279

(1)	Represents annual retirement benefits payable at normal retirement age. To the extent a participant’s service was rendered prior to February 1, 1964, the effective date of the Plan, actual benefits will be slightly lower than the benefits shown in the table.

(2)	The benefits shown are for straight-life annuity payments and are not subject to deduction for Social Security or other offset amounts; alternative forms of benefit payments are available under the Plan.

(3)	Assumed average compensation is based upon regular base compensation before deduction for taxes or group insurance averaged for each year in the Plan.

      Messrs. Robert Virtue, Nutter, Douglas Virtue, Parish, Dose and Mills have 43, 9, 14, 41, 9 and 5 credited years of service and $73,000, $135,000, $94,000, $38,000, $129,000 and $156,000 of assumed average compensation, respectively, under the Plan. From time to time the Company may amend the formula used to determine the benefits applicable to certain management personnel who also participate in the VIP Plan, with the effect that no change results in such individual’s overall retirement benefits as determined under the VIP Plan, but solely the plan under which such benefits are paid.

Management Employees Life Insurance Plan

      In August 1985, the Board of Directors adopted the Management Employees Life Insurance Plan, which provides for the Company to obtain life insurance policies on management employees selected by the Board. Currently, all officers and employees earning an annual salary exceeding $85,000 are entitled to participate in the Plan and may elect coverage under the Plan of $100,000. Officers may elect coverage under the Plan of up to $300,000 in increments of $50,000.

      The premiums for the policies are paid partially by the participants pursuant to the formula set forth in the Plan, with the Company paying the remaining portion. The Company retains an interest in the death benefit payable under the policy for each participant in an amount equal to the aggregate amount of premium payments made by the Company with respect to such participant’s policy. The remainder of the death benefit is payable to the participant’s beneficiaries. Upon the first to occur of reaching the age of 65, actual retirement or termination of employment, each participant is entitled to have the Company assign the policy to the participant or his designee, provided that the participant first reimburses the Company for all premiums previously paid by the Company for the policy.

Executive Survivorship Life Insurance Plan

      In August 1985, the Board of Directors adopted the Executive Survivorship Life Insurance Plan, which provides special life insurance benefits to a group of management employees selected by the Board. Under this Plan, the Company maintains insurance policies on the lives of the participants and their spouses.

Robert A. Virtue is currently the only executive officer participating in the Plan. The Company also maintains insurance policies on the lives of Mr. Raymond W. Virtue, a former executive officer, and his former spouse under the Plan. The amount of each of the insurance policies maintained by the Company under the Plan on the lives of Robert A. Virtue and Raymond W. Virtue and their current or former spouses is $1,250,000. In 1985, the Company also purchased $1,250,000 of insurance under the Plan on the lives of Richard Cutshall, who was then a management employee of the Company, and his spouse Nancy Virtue Cutshall, who is the beneficial owner of 4.8% of the Company’s outstanding shares. In connection with their divorce in 1987, Mr. Cutshall, who is now deceased, transferred his interest in such insurance to Mrs. Cutshall. As a result of such transaction, the policy previously maintained on the life of Mr. Cutshall was terminated and a $2,500,000 policy is now maintained under the Plan on the life of Mrs. Cutshall.

      The premiums for the policies were paid partially by the participants pursuant to a formula set forth in the Plan, with the Company paying the remaining amount. Premiums are no longer required to be paid by either the Company or the participants to maintain the policies The Company retains an interest in the death benefit payable under the policy of each participant and spouse in an amount equal to the aggregate amount of premium payments made by the Company with respect to the policy of such participant or spouse. The remainder of the death benefit is payable to the designated beneficiaries of the deceased participant or spouse. Upon the first to occur of the participant’s reaching age 65, retiring or ceasing to be an employee of the Company for any reason other than death, the participant or his designee is required to purchase the Company’s interest in the participant’s policy and the spouse or the spouse’s designee is similarly required to purchase the Company’s interest in the spouse’s policy. This requirement has been suspended temporarily for Mr. Raymond Virtue and Mrs. Cutshall and will be addressed by the Company at a later date. The amount to be paid to the Company upon such purchase is the aggregate amount of the Company’s previous premium payments on such policy. In the event a participant in the Plan dies before reaching age 65 and while an employee of the Company, the Company remains obligated to maintain the insurance policy under the Plan on the life of such participant’s spouse.

Widow’s Salary Continuation Plan

      In August 1985, the Board of Directors approved the Widow’s Salary Continuation Plan, which provides for surviving widow benefits to be paid by the Company upon the deaths of Messrs. Julian A. Virtue and Donald Heyl, the former President of the Company. The widow of Mr. Virtue is currently receiving $5,000 per month under the Plan. In 2000, the Company paid $60,000 to Mrs. Virtue. Upon the death of Mr. Heyl, his surviving widow will receive $60,000 annually during her lifetime. The Company is funding its obligation to Mr. Heyl under this Plan through the purchase of life insurance on the life of Mr. Heyl.

CERTAIN TRANSACTIONS

      In 1989 the Company loaned $75,000 to Larry O. Wonder, the Company’s Vice President, Sales, to assist in Mr. Wonder’s relocation to the Company’s headquarters in California. The loan was secured by a second trust deed on Mr. Wonder’s home and accrues interest at a rate equal to the Wells Fargo prime interest rate. After more than 10 years of serving the Company in a variety of capacities including Division Sales Manager, Division Vice President of Education Sales, Corporate Vice President of Education Sales and Corporate Vice President of Sales, the Company agreed to waive Mr. Wonder’s loan and accrued interest as of January 31, 2001, which had a balance of $116,000 at the year end.

      During 1994 the Company entered into a consulting arrangement with Diversified Business Resources, Inc. (“Diversified”), a consulting firm that is partially owned by Donald A. Patrick, who is a Director. During 2000 the Company paid $162,000 to Diversified in connection with the Conway, Arkansas re-configuration project.

      Robert K. Montgomery is a member of the Board of Directors of the Company as a Class III Director. Mr. Montgomery is a partner of the law firm Gibson, Dunn & Crutcher LLP, which has provided legal services to the Company. The Company expects that such law firm will continue to render legal services to the Company.

REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is responsible for developing the Company’s executive compensation policies and making recommendations to the Board of Directors with respect to these policies. In addition, the Committee makes annual recommendations to the Board of Directors concerning the compensation paid to the Chief Executive Officer and to each of the other executive officers of the Company.

Executive Compensation Policy

      The goals of the Company’s executive compensation policy are to attract and retain qualified executives and to ensure that their efforts are directed toward the long-term interests of the Company and its stockholders. The Company is striving to generally position executive salaries at median competitive levels and to rely on variable, performance-based bonuses to play a significant role in determining total compensation. In addition, by establishing the 1993 and 1997 Stock Incentive Plans, the Company further linked executive and stockholder interests.

      The Compensation Committee annually reviews salaries, bonuses and other aspects of executive compensation. In general, the purpose of such annual reviews is to ensure that the Company’s overall executive compensation program remains competitive with comparable businesses and that total executive pay reflects both the individual’s performance as well as the overall performance of the Company.

Base Salary

      Each year, the performance of executives is reviewed and, based upon an assessment of individual performance and the Company’s performance, a corresponding salary increase may be awarded. In 2000, based on a comparison of the Company’s executive compensation levels and plans with those of other companies in the furniture manufacturing business, the Compensation Committee concluded that the Company’s executive salaries had to be adjusted to keep pace with those of comparable companies. As a result, the salary increases awarded to the Company’s Chief Executive Officer and other executive officers in 2000 reflected primarily the Compensation Committee’s determination to adjust salaries to perceived competitive levels, as well as the Compensation Committee’s evaluation of the overall performance of the Company and the performance of each executive officer.

      The salary of Mr. Robert A. Virtue, the Company’s Chief Executive Officer, was determined on the foregoing basis. In addition to consideration of the salary levels of the chief executive officer of other furniture manufacturers, the Board considered the Company’s operating results in 1999, the Company’s stock performance, the effect of the general economy on the Company’s performance and the success of the Company in addressing certain goals.

Bonuses

      Early each year the Board of Directors considers and approves an annual profit plan for the Company, which establishes a target level of overall Company profits, excluding certain non-recurring items. The bonuses payable to the Chief Executive Officer and the other executive officers are tied to the Company’s actual performance relative to the annual profit plan. However, bonuses of divisional general managers are based upon divisional operating results. Commencing in 2001, a consolidated bonus plan will be utilized to determine the bonuses of divisional general managers, as well as the Chief Executive Officer and the other executive officers. In 2000, the Chief Executive Officer was eligible to receive a bonus equal to 60% of his salary and each of the executive officers was eligible to receive a bonus equal to 50% of his salary if the annual profit plan target level or target divisional operating results, as applicable, had been achieved. In general, the amount of the bonus paid was subject to a 2% adjustment for each $300,000 difference between the actual profits and the plan’s targeted profit level or, for divisional general managers, a similar formula to adjust for the difference between the actual results and the targeted results.

THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

Robert K. Montgomery Donald A. Patrick	George W. Ott

      The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States.

      In this context, the Audit Committee has reviewed the audited financial statements included in the Company’s annual report on Form 10-K with management and the independent auditors, including their judgment of the quality and appropriateness of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. And, the Audit Committee has considered whether the independent auditors provision of non-audit services to the Company is compatible with the auditor’s independence.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended January 31, 2001, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

John H. Stafford James R. Wilburn	Donald A. Patrick Donald S. Friesz

      The report of the Audit Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      The stock performance graph set forth below illustrates the Company’s performance in total stockholder return over the period February 1, 1996 through January 31, 2001 relative to the following external indices: (a) the American Stock Exchange market value index (“AMEX Market Index”) and (b) a peer group.1 Each line on the stock performance graph assumes that $100.00 was invested in the Common Stock and the respective indices on February 1, 1996. The graph then tracks the value of these investments, assuming reinvestment of dividends, through January 31, 2001.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURNS

OF THE COMPANY, AMEX MARKET INDEX AND PEER GROUP

[PERFORMANCE GRAPH]

	1996	1997	1998	1999	2000	2001

VIRCO MFG. CORPORATION	$100.00	176.93	477.36	353.92	277.02	222.21

PEER GROUP	$100.00	138.64	201.01	264.40	142.00	101.58

AMEX MARKET INDEX	$100.00	107.63	122.77	127.19	149.90	157.52

(1)	The peer group comprises all companies identified by Media General Financial Services as being within the “other business and institutional equipment” industry group, as follows: American Locker Group Incorporated; Autotote Corporation; Bell & Howell Co.; Champion Industries, Inc.; Colorocs Information Technologies, Inc.; Comtrex Systems Corporation; Diebold, Incorporated; Dorel Industries Inc.; Falcon Products, Inc.; Fiberstars, Inc.; Franklin Electronic Publishers, Incorporated; General Binding Corporation; The Genlyte Group Incorporated; Global Payment Technologies, Inc.; Gradco Systems, Inc.; Gunther International, Ltd.; Herman Miller, Inc.; Hon Industries Inc.; Hotelworks.com, Inc.; Hypercom Corporation; International Lottery & Totalizer Systems, Inc.; Knape & Vogt Manufacturing Company; Koala Corporation; Kronos Incorporated; LSI Industries Inc.; Mity-Lite, Inc.; Nam Tai Electronics, Inc.; Neutral Posture Ergonomics, Inc.; Open Plan Systems, Inc.; Par Technology Corporation; Pitney Bowes Inc., Reconditioned Systems, Inc.; Sel-Drum International, Inc.; Steelcase Inc.; Tab Products Co.; Techlite, Inc.; Tidel Technologies, Inc., Ultradata Systems, Incorporated, Xerox Corporation; and the Company.

      The cumulative total return shown on the stock performance graph indicates historical results only and is not necessarily indicative of future results.

RELATIONSHIP WITH INDEPENDENT AUDITORS

      Ernst & Young LLP, upon the recommendation of the Audit Committee of the Board of Directors of the Company, continues as the accounting firm selected by the Board of Directors to examine the accounts of the Company for the current year. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended January 31, 2001 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $332,000.

Financial Information Systems Design and Implementation Fees

      During the year ended January 31, 2001, Ernst & Young LLP did not provide the Company with any services related to financial information systems design and implementation.

All Other Fees

      The Company estimates that the aggregate fees for all other services rendered by Ernst & Young LLP during the year ended January 31, 2001 were $77,000. These fees consist mainly of $27,000 relating to pension plan audits and $50,000 relating to preparation of the Company’s tax returns.

OTHER MATTERS

      Proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders must be received by the Company by January 14, 2002 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

      The Board of Directors does not know of any matters to be presented at the 2001 Annual Meeting other than as stated herein. If other matters do properly come before the Annual Meeting, the persons named on the accompanying proxy card will vote the proxies in accordance with their judgment in such matters.

      The Annual Report to the Stockholders of the Company for the fiscal year ended January 31, 2001 including financial statements, is being mailed to stockholders concurrently herewith.

      THE COMPANY WILL ALSO PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND RELATED SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH HE/SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK OF THE COMPANY ON APRIL 27, 2001. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE COMPANY AT 2027 HARPERS WAY, TORRANCE, CALIFORNIA 90501, ATTENTION: CORPORATE SECRETARY.

      Stockholders are urged to date and sign the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors

Robert E. Dose, Secretary

Torrance, California

May 14, 2001

PROXY	PROXY

VIRCO MFG. CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2001

      The undersigned hereby appoints ROBERT A. VIRTUE, DOUGLAS A. VIRTUE and ROBERT E. DOSE, and each of them, with full power of substitution in each, as proxies of the undersigned to attend and vote, as designated on the reverse side, all shares of Virco Mfg. Corporation, a Delaware corporation (the “Company”), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held June 12, 2001 and any adjournment or postponement thereof:

Please date, sign on reverse side and return in accompanying envelope.

[Reverse Side of Proxy]

Please mark
your vote at [   ]
indicated in
this example

1.	Election of Directors:

FOR all nominees listed (except as marked to the contrary). [ ] WITHHOLD AUTHORITY to vote for all nominees listed. [ ]

Douglas A. Virtue	George W. Ott	John H. Stafford

(INSTRUCTION: To withhold authority to vote for any individual nominee, write nominee’s name on the space provided below.)

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting.

ANY PREVIOUS PROXY EXECUTED BY THE UNDERSIGNED IS HEREBY REVOKED.

Receipt of the notice of meeting, the proxy statement and the annual report of the Company for the year ended January 31, 2001, is hereby acknowledged.

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE, IN THE ABSENCE OF ANY DIRECTOR, THIS PROXY WILL BE VOTED FOR THE ELECTION AS SPECIFIED OF ALL OF THE NOMINEES LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature(s):	Dated:	, 2001

Note: Please sign exactly as addressed hereon. If the stock is jointly held each owner must sign. Executor, trustees, guardian and attorneys should so indicate when signing. Attorneys should submit proxies of attorney.